Exhibit 10.8

Richard A. Bachmann Chairman and Chief Executive Officer	Direct (504)799-1944 Fax: (504)569-1874 bachmann@eplweb.com

November 12, 2008

Mr. Thomas DeBrock
102 Audubon Lane
Mandeville, LA 70471

Dear Tom:

By a letter agreement dated November 29, 2007 (the “Letter Agreement”), Energy Partners, Ltd. (the “Company”) agreed to pay you certain benefits subject to the terms and conditions set forth in the Letter Agreement. We have now decided to amend the Letter Agreement to delete the definition of “Good Reason” appearing in Exhibit A to the Letter Agreement and substitute the following definition of “Good Reason”:

 “‘Good Reason’ for termination shall exist if, without your consent, any of the following events occur:

(i)  a reduction in your base salary, or the elimination or significant reduction of a material benefit under any employee benefit plan or program of the Company or any of its subsidiaries in which you participate, other than an elimination or reduction that affects other senior executive officers in a similar way;

(ii)  the loss of any of your titles or positions, a significant diminution in your duties and responsibilities or the assignment to you of duties and responsibilities inconsistent with your titles or positions; or

(iii)  any requirement that you relocate to an office which is more than 35 miles in driving distance from the office at which you are employed immediately prior to the Change of Control.

Notwithstanding the foregoing, if the Company ceases to be a public company, an event otherwise described in clause (ii) above shall not be deemed to have occurred merely because your title, position, duties or responsibilities are changed in connection with the Company’s ceasing to be a public company, provided your authority, functions, duties and responsibilities otherwise remain substantially the same as the authority, functions, duties and responsibilities of a person with your position (determined before the change) within a comparably sized independent private energy company.

A termination of employment by you shall not be considered to be for Good Reason unless (i) you provide written notice to the Company of the existence of the condition constituting Good Reason and the Company fails to remedy the condition within thirty (30) days after receiving such notice and (ii) the termination of employment occurs within sixty (60) days after you have knowledge of the event constituting Good Reason.”

Except as modified by this letter, the Letter Agreement will remain in full force and effect in accordance with its terms.

By signing this letter, you agree to the amendment of the Letter Agreement set forth in this letter.

Sincerely,

/s/ Richard A. Bachman
Richard A. Bachman
Chairman and
Chief Executive Officer

ACCEPTED AND AGREED
This 13th day of November 2008

/s/ Thomas DeBrock
Thomas DeBrock